Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QNERGY INC.

QNERGY INC., a corporation organized and existing under the laws of the State of Delaware, herby certifies as follows:

1. The name of the Corporation is QNERGY INC. (the “Corporation”).

2. The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 30, 2013.

3. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and the stockholders of the Corporation have given their written consent hereto in accordance with Section 228 of the DGCL.

4. The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is QNERGY INC.

ARTICLE II

2.1 The address of the registered office of the Corporation in the State of Delaware is [_________________________]. The name of its registered agent at such address is [__________________].

2.2 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

2.3 For so long as any shares of capital stock of the Corporation are publicly listed for trading on a stock exchange in the State of Israel, to the fullest extent permitted by applicable laws, the provisions of the Israeli Companies Law 5759-1999, including the applicable regulations promulgated thereunder, as may be amended from time to time, (the “Israel Companies Law”) shall apply to the Corporation to the extent mandated by Schedule Four, Section 39A, (“Section 39A”) of the Israel Securities Law 5728-1968, as amended from time to time, subject to waivers that may be granted from time to time by the Israel Securities Authority. The provisions of Sections 39A and of the Israel Companies Law that apply from time to time to the Corporation, and its stockholders, directors and officers, pursuant to the foregoing are referred to herein as the “Applicable Provisions”. Any reference below to the Applicable Provisions in respect of any specific matter is for further clarity, and not in limitation of the generality of the foregoing. This Section 2.3, and all other references herein to Applicable Provisions and Israel Companies Law, shall be deemed deleted upon the earlier of (i) the listing of the Corporation’s shares for trading on a stock exchange as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, and subject to compliance with the dual registration requirements as contemplated by the Israeli Securities Law (the “Dual Listing Event”), or (ii) such time the Corporation will otherwise be exempt from the requirements of Section 39A. Following the Dual Listing Event the Board of Directors shall cause a Restatement of this Certificate of Incorporation to be filed with the Delaware Secretary of State reflecting the foregoing deletions.

2.4 To the extend mandated by Section 39A, the Corporation shall have a registered office in the State of Israel, at such address as shall be determined from time to time by the Board of Directors (the “Board”).

ARTICLE III

3.1 The total number of shares of capital stock which the Corporation shall have authority to issue is [___________] shares of Common Stock, par value $[____] per share (“Common Stock”).

3.2 All shares of Common Stock shall have identical voting, dividend, liquidation and other rights conferred on the Common Stock and the holders thereof by applicable laws and hereunder. Without limiting the generality of the foregoing, the shares of Common Stock shall entitle their holders to:

3.2.1 receive notices of, and to attend, stockholders meetings, where the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held;

3.2.2 share equally among them, on a per share basis, dividends and other distributions to the holders of Common Stock as may be declared by the Board from time to time; and

3.2.3 upon liquidation, to participate in the distribution of the assets of the Company legally available for distribution to stockholders.

ARTICLE IV

4.1 Except as set forth in this Certificate of Incorporation, the election and membership of the Board shall be governed by the Bylaws of the Corporation (the “Bylaws”).

4.2 In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, subject to any limitations and restrictions set forth in the Bylaws.

4.3 The election of the directors of the Corporation need not be by written ballot unless the Bylaws shall so provide.

4.4 No person shall serve as a director of the Corporation (including as an independent or an outside director) or an officer to the extent such person would be disqualified to serve in such office, under the Applicable Provisions, or has otherwise failed to satisfy any condition for election as director or as an officer, as the case may be, under the Applicable Provisions. Any director or an officer of the Corporation who becomes disqualified to serve as a director or as an officer, as the case may be, under the Applicable Provisions shall immediately resign from such office, and the Corporation shall take all actions necessary to effect such director’s or officer’s removal from office.

4.5 To the extent mandated by Section 39A, the Board must include at least two (2) directors who qualify as “outside directors” under Section 239 – 249 of the Israel Companies Law. The Corporation shall take all actions necessary to ensure that the qualification, election, service and removal of the outside directors comply with the Applicable Provisions.

ARTICLE V

5.1 To the full extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, and not prohibited by the Applicable Provisions and in compliance with the provisions thereof, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then their liability shall be eliminated or limited to the full extent permitted by the DGCL, as so amended.

5.2 To the fullest extent permitted by the Applicable Provisions, but subject to applicable laws, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty of care as an officer.

5.3 Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VI

The Corporation elects not to be governed by Section 203 of the DGCL.

ARTICLE VII

7.1 For so long as any shares of capital stock of the Corporation are publicly listed for trading on a stock exchange in the State of Israel :

7.1.1 The Corporation shall not declare or pay dividend, and shall not effect a repurchase or a redemption of its shares of capital stock, to the extent prohibited by either the DGCL or the Applicable Provisions.

7.1.2 The issuance, purchase, retention, and transfer (whether voluntary or involuntary) of shares of capital stock of the Corporation (each a “Share Transaction”) shall, in addition to any applicable provision under DGCL, be subject to any additional restrictions under the Applicable Provisions. As a condition to any Share Transaction becoming effective, the holder thereof and the Corporation shall take all actions necessary to ensure compliance with the foregoing. Without limiting the foregoing, no person may acquire interests in the Corporation’s shares by means of a tender offer, and no such purchase shall be effective, without full compliance with the limitations and conditions of the Applicable Provisions, including the treatment of certain shares acquired in the tender offer as Dormant Shares (as defined in Section 308 of the Israel Companies Law).

7.1.3 Any transaction that is subject to special approvals under Section 270 of the Israeli Companies Law (an “Interested Transaction”) shall not be effective, and the Corporation shall not enter into or recognize any Interested Transaction, unless such Interested Transaction has received all approvals required by, and is otherwise in compliance with, the provisions of the Israeli Companies Law applicable to an Interested Transaction.

7.1.4 All actions by stockholders of the Corporation shall be taken by a vote at an annual or a special stockholders meeting, and no action by stockholders shall be taken by written consent.

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IN WITNESS WHEREOF, [___________] has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on [____________], 2021.

By:
Name:
Title: